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                                                           EXHIBIT 38



7/30; 2:30 a.m.



                              WVS 800-LINE AUDIO SCRIPT



This morning our Board of Directors unanimously recommended that shareholders reject CalEnergy's unsolicited takeover proposal. This unanimous decision followed a lengthy and careful process conducted by the Board, senior management and an experienced team of expert advisors.

As you know from my statements over the past week or so, until now we have been legally constrained from communicating our thoughts with you to the extent I would like. I appreciate the understanding and patience you have shown during what must be a difficult time for you.

Now that the Board has expressed a formal view of the CalEnergy offer, we will be able to be somewhat more forthcoming with information--though lots of strict legal rules still apply.

Among the areas we are at liberty to discuss are the reasons the Board felt the CalEnergy proposal is not in the best interests of NYSEG, our employees, our shareholders, our customers, and the communities of which we are an integral part.

These factors are too lengthy to cover on the telephone. Accordingly, you should receive soon, if you haven't already, a note that covers our position in greater detail.

As you well know, a public utility is not just another business. While often taken for granted, the fact is that what we provide is essential to the lives and the well-being of everyone we serve.

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We are stewards of a special public trust.  We take very seriously our obligation to ensure the safe and reliable transmission and distribution of energy to every home, business, school and hospital in the communities we serve.


We have much to be proud of. We have the lowest number of consumer complaints in the state and consistently receive high marks from our customers on reliability and service. We have a long history of fulfilling our duties faithfully. Our programs in the areas of economic development, community support, philanthropy, low-income assistance, and volunteerism are among the most outstanding in the country.

Based upon our careful review of CalEnergy's history and experience, we have concerns about that company's fitness to operate our systems. CalEnergy no doubt employs a number of fine, hard-working people. But handing our responsibilities over to a company that thinks it knows our business better than we do based on a six-month, long-distance ownership of an electric distribution system in England and complete lack of experience in operating a natural gas distribution system would be irresponsible.

I look forward to communicating with you further as events unfold.

Thank you and keep up the good work!




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